Manufacture Factory Purchase and Sale Contract

Item No.: SK2010-003
Contract No.: SK2010CF-001

Seller (Party A):                  Guangdong Dongguan Yong Xu Paper Co., Ltd.

Buyer (Party B):                  Suo Ke (Tongchuan) Clean Energy Co. Ltd.

In accordance with relevant provisions in the Contract Law of People’s Republic of China, both parties hereto, observing the principle of voluntariness, equality and good faith, through consultation and consensus with regard to Party B’s purchase of a manufacture factory (the “Premises”) from Party A, reach the agreement as follows:

I.	General Information about Premises:

1.	The Premises Party B purchases from Party A is located in Liuyongwei Industrial Area of Wanjiang District in Dongguan City, Guangdong Province;
2.	Involved Items of the Premises: land, factories, warehouses, as well as infrastructures for water, electricity and alike.

II.	Items under Agreement:

1.	Party A shall complete infrastructure constructions prior to October 25, 2010, in accordance with the basic blueprints of manufacturing facilities provided by Party B.
2.	Party A shall improve and perfect the supporting projects related to water and electricity in accordance to the technical standards required by Party B.

III.	Total Price of the Premises:

The total price of the Premises is RBM Thirty Seven Million and Two Hundred Thousand (￥37,200,000 yuan).

Including:
1. Land: ￥24,000,000 yuan (approximately 30 mu, subject to Land Certificate);
2. Factories and supporting facilities: ￥13,200,000 yuan.

IV.	Payment Method and Time:

1.
The total price of the Premises will be paid in twice. Within 15 days after the date of this contract, Party B shall pay Party A 10% of the total price stipulated herein, namely RMB Three Million Seventy Hundred and Twenty Thousand (￥3,720,000 yuan), as the deposit.

(1) As required by Party B, Party A shall hand the Premises over to Party B prior to October 31, 2010. Upon the receipt of the handover, Party B shall pay to Party A 60% of the total price herein, namely RMB Twenty Four Million One hundred and Eighty Thousand (￥ 24,180,000 yuan).

(2) For the remaining 25% of the total price hereunder, namely RMB Nine Million and Three Hundred Thousand (￥9,300,000 yuan), shall be paid off in one lump sum within 7 days after Party A has completed the transaction procedures (subject to the Property Ownership Certificate verified and issued by the Property Transaction Center). Party A shall be responsible for all the costs incurred in the procedures of the property transaction.

2.
The amounts above shall be paid through bank account transfer. Any overdue payment will result in a surcharge as twice of bank interest. If Party B fails to make a payment for more than three months,  Party A is entitled to terminate the contract, and to receive a default penalty equal to 10% of the total transaction price hereunder on Party B’s part.  If Party A fails to transfer the Land Certificate and Property Certificate to Party B on schedule,  or leaves the land and property to a thrid party as pledge, this contract will become invalid. In such an event, Party A shall unconditionally return the purchase payments in full to Party B, in addition to a default penalty equal to 10% of the total transaction price.

V.	Other Provisions

1.
On the date of handover, both parties are required to join the construction and supervison units for the examination and approval of the Premises. The procedure of the handover shall be jointly handled by two or more representatives.

2.	Up to the handover, Party A is solely liable for all of its dets and disputes.

3.	Upon the completion of the sale of the Premises, Party B is entitled to manage and use the Premises, in which Party A has no right interfere.

4.	The warranty of the Premises will be valid winthin one year after its handover.

VI.	Other matters not covered herein may be stipulated in supplemental agreements between both parties. Any supplemental agreement shall have the same legal validity as this contract.

VII.	This contract becomes effective upon the signatures/seals of both parties. This contract is executed in quadruplicate, with two to each party and all of them have the same legal validity.

Party A (seal):	Guangdong Dongguan Yong Xu Paper Co., Ltd (seal print present)

Address:	Liuyong Industrial Area, Wanjiang District in Dongguan City, Guangdong Province

Legal Representative (or the Entrustee):	/s/ LEI Guangyou

Date:	August 24, 2010

Party B (seal):	Suoke (Tongchuan) Clean Energy Co., Ltd. (seal print present)

Address:	Wangzuo International City, Building D, Rm. 1502, Tangyan Road, High and New Technology District, Xi’an City.

Legal Representative (or the Entrustee):	/s/ REN Baowen

Date:	August 24, 2010